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Metropolitan Life Insurance Company
One MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

John R. Murphy
Associate General Counsel
Tel 212 578-3096

October 20, 2006

Metropolitan Life Insurance Company
200 Park Avenue
New York, New York 10166

Gentlemen:

In my capacity as Associate General Counsel of Metropolitan Life Insurance Company (the "Company"), I am rendering the following opinion in connection with the filing with the Securities and Exchange Commission of the registration statement on Form N-4 (File No. 811-08628) under the Securities Act of 1933. The Registration Statement is being filed with respect to certain variable annuity contracts (the "Contracts") funded through Metropolitan Life Variable Annuity Separate Account II (formerly Citicorp Life Variable Annuity Separate Account) (the "Separate Account").

It is my professional opinion that:

     1. The Company is validly organized and in good standing under the laws of the State of New York and a validly existing corporation.

     2. The Separate Account is validly existing pursuant to the laws of the State of New York.

     3. The Contracts to be issued pursuant to the terms of the Registration Statement have been duly authorized and, when issued and delivered as provided therein, will constitute legal, validly issued, and binding obligations of the Company in accordance with their terms.

     4. To the extent so provided in the Contracts, the portion of the assets to be held in the Separate Account equal to the reserves and liabilities under the Contracts will not be chargeable with liabilities arising out of any other business the Company may conduct.

In forming this opinion, I have made such examination of law and examined such records and other documents as in my judgment are necessary and appropriate.
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I hereby consent to the use of this opinion as an exhibit to the Registration
Statement.

Respectfully submitted,


/s/ John R. Murphy
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John R. Murphy
Associate General Counsel